Exhibit 10.8

Letter of Indemnification
Dated 8 October 2009
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Germany — SIG)
Debevoise & Plimpton Llp
London

THIS LETTER OF INDEMNIFICATION (this “Letter”) is dated on 8 October 2009 and made between
Rank Group Limited (registered in New Zealand whose registered office is at c/- Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“Rank”);
and
Each Indemnitee (as defined below).
BACKGROUND
A.	SIG Combibloc Group AG (“SIG”), the holding company of the German Subsidiaries (defined below), was acquired by Beverage Packaging Holdings (Luxembourg) III S.à r.1. (“BPIII”) in mid 2007, using acquisition debt made available under a combination of senior secured bank loans under a senior facilities agreement (the “Senior Facilities Agreement”), and an issue of senior notes and senior subordinated notes (the “Notes”). The German Subsidiaries have provided guarantees and security in relation to the Senior Facilities Agreement, and guarantees in relation to the Notes.

B.	BPIII, the sole shareholder of SIG, intends to directly and indirectly acquire the Closure Systems International business and Reynolds Consumer Products business (the “Acquisition”).

C.	In connection with the Acquisition, the existing financing arrangements put in place for the acquisition of SIG and the Closure Systems International and Reynolds Consumer Products businesses will need to be amended or replaced. Each German Subsidiary (as defined below) will be required to:
(a)	enter into release documentation in relation to the Senior Facilities Agreement and the guarantees and security provided by each German Subsidiary in respect of the Senior Facilities Agreement;

(b)	guarantee the issue of new senior lien notes in an aggregate principal amount of the equivalent of approximately US$1.842 billion (the “New Notes”) and new senior bank debt in the amount of the equivalent of approximately US$1.16 billion (“New Senior Facility”)

(c)	provide senior priority security for the New Notes and the New Senior Facility over substantially all of its assets;

(d)	enter into an intercreditor agreement in respect of the New Senior Facility and the New Notes, and an intercreditor agreement in respect of the New Notes, New Senior Facility and the Notes,
(collectively, the “Transactions”).

D.	Rank has agreed to provide an indemnity to the Indemnitees in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
IT IS AGREED as follows:
1.	Definitions

“Director” means any managing director (Geschäftsführer) , in the case of SIG Euro Holding AG & Co. KGaA, members of the board of directors (Verwaltungsrat) of its general partner SIG Reinag AG.

“German Subsidiary” means each company and partnership listed in Part A of the Schedule to this Letter.

“Indemnitee” means each person listed in Part B of the Schedule to this Letter.

“Indemnitee Company” means, in relation to an Indemnitee, any German Subsidiary of which an Indemnitee is a Director.

2.	Indemnification

Rank shall — upon first demand (auf erstes Anfordern) — indemnify (freistellen) each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indenmitee Company in his or her capacity as a Director of the Indemnitee Company on written (including by e-mail or telefax) instruction from a direct or indirect shareholder of the relevant Indemnitee Company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter, an Indenmitee shall not be entitled to indemnification under this Letter:
(a)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to Rank any related payments claims under such insurance policy; or

(b)	to the extent that payment has or will be made to the relevant Indemnitee by the Indemnitee Company or any affiliate of Rank otherwise than pursuant to this Letter.
4.	Indemnification Procedure

4.1	Each Indemnitee shall give Rank notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter. To obtain indemnification payments or advances under this Letter, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.2	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

4.3	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter where he fails to give notice within the period specified in sentence 1 (“as soon as practicable”) of this clause 4.

5.	Severability

If any provision or provisions of this Letter shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter and this Letter as such shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law and jurisdiction; Language

This Letter shall be governed by and its provisions construed in accordance with German law. For the benefit of each Indemnitee, Rank submits to the non-exclusive jurisdiction of the courts of Neuss (Germany) to settle any dispute arising out of or in connection with this Letter (including any dispute regarding the existence, validity or termination of this Letter).

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.

7.	Amendments

No amendment or modification of this Letter shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter.

     This Letter Agreement has been executed as of the date stated at the beginning hereof.

Rank Group Limited
By:	/s/ Graeme Hart
Graeme Hart
Position: Director Address: 743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
Part A
List of German Subsidiaries
•	SIG Beverages Germany GmbH

•	SIG Combibloc Holding GmbH

•	SIG Combibloc Systems GmbH

•	SIG Combibloc GmbH

•	SIG Combibloc Zerspanungstechnik GmbH

•	SIG Information Technology GmbH

•	SIG International Services GmbH

•	SIG Vietnam Beteiligungs GmbH

•	SIG Euro Holding AG & Co KGaA

Part B
List of Indemnitees
•	Marco Haussener

•	Joachim Frommherz

•	Holger Dickers

•	Markus Boehm

•	Stefan Breu

•	André Rosenstock

•	Christian Alt

•	Jan-Eric Kruse

•	Hermann-Josef Bücker

•	Timo Snellman

•	Dr Franz Josef Collin

•	Dr Daniel Kiwit

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